UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 7, 2013

Roberts Realty Investors, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Georgia
(State or Other Jurisdiction of Incorporation)

001-13183	58-2122873
(Commission File Number)	(IRS Employer Identification No.)

450 Northridge Parkway, Suite 302
Atlanta, Georgia	30350
(Address of Principal Executive Offices)	(Zip Code)

(770) 394-6000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On February 7, 2013, Roberts Realty Investors, Inc. sold its 20-acre Peachtree Parkway land parcel as described in Item 2.01 below.  Using the proceeds of that sale, we repaid our $7,000,000 loan with Wells Fargo Bank, N.A., which was scheduled to mature on April 13, 2013.  Under the terms of the loan, we were required to make monthly payments of interest only at the 1-month LIBOR index rate plus 300 basis points, with an interest rate floor of 5.00% per annum.  The loan was secured by our Peachtree Parkway property and by our North Springs property.  Because we no longer have any liability under this loan, it is no longer secured by those properties.

The disclosure provided in Item 2.01 of this Current Report on Form 8-K is incorporated into this Item 1.02 by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On February 7, 2013, Roberts Realty Investors, Inc. sold its 20-acre Peachtree Parkway land parcel, in accordance with all the terms of sale which were previously reported in our Current Reports on Form 8-K, to Lennar Multifamily Investors, LLC (“Lennar”), an unrelated third party, for $7,590,000.  At the closing, we paid off our remaining $7,000,000 Peachtree Parkway land loan, and Roberts Properties Construction, Inc. relinquished its contractual rights to be the general contractor for the Peachtree Parkway property and terminated a 2004 restrictive covenant in exchange for a payment of $500,000 from the purchase price paid by Lennar.  This sale transaction, combined with the previous sale of 2.9 acres of the Peachtree Parkway land in September 2012, has produced total proceeds of $9,305,530 with $8,790,000 from the sales and $515,530 in reimbursements of the company’s previously paid engineering costs.  These two sales have paid off $8,175,000 of debt and decreased our ongoing operating expenses by more than $475,000 per year.

The payoff of the Peachtree Parkway land loan also released our North Springs property, which served as additional collateral for the Peachtree Parkway loan.  The North Springs property is a 10-acre site located on Peachtree Dunwoody Road in Sandy Springs directly across from the North Springs commuter rail station and is zoned for 356 apartment units, 210,000 square feet of office space, and 56,000 square feet of retail space.  As a result of these two sales and the resulting loan payoff, the company has significantly reduced its outstanding debt and monthly operating expenses while also releasing the North Springs property.  We now own the North Springs property debt free with a book value of $11,000,000 and a current independent appraised value of $16,350,000, which provides the company with additional financial flexibility.

Because Roberts Properties Construction, Inc. is wholly owned by Mr. Charles S. Roberts, the Company’s President and Chairman of the Board, our audit committee, which is composed of three independent directors, approved the transactions in accordance with the committee’s charter and in compliance with the applicable listing rules of the NYSE MKT stock exchange.  Our board of directors also approved both sales transactions in accordance with our Code of Business Conduct and Ethics.

The disclosure provided in Item 1.02 of this Current Report on Form 8-K is incorporated into this Item 2.01 by reference.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The sale of Peachtree Parkway is a triggering event that caused the acceleration of the due date of the loan described in Item 1.02 above, which was a direct financial obligation of the registrant.  As described in Item 1.02, we repaid the loan in full.  Because we no longer have any liability under this loan, it is no longer secured by our Peachtree Parkway and North Springs properties.

The disclosure provided in Item 1.02 of this Current Report on Form 8-K is incorporated into this Item 2.04 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: February 11, 2013	By:	/s/ Charles S. Roberts
Charles S. Roberts
President